SUB-ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I

(a) The following changes to the non-fundamental investment policies of various series of the Trust during the period have been approved by the Board of Trustees of John Hancock Variable Series Trust I:

Effective on or about May 1, 2004, the Large Cap Value CORE(SM) Fund changed its name to the "Fundamental Value B Fund" and ended its non-fundamental policy under Rule 35d-1 to invest, under normal circumstances, at least 80% of its Assets (as defined under Rule 35d-1) in "large cap" companies.

Effective on or about May 1, 2004, the Small/Mid Cap Value CORE(SM) Fund changed its name to the "Mid Cap Value B Fund" and is required to invest, under normal circumstances, at least 80% of its Assets (as defined under Rule 35d-1) in "mid cap" companies. At the time, the Fund ended its non-fundamental policy to invest, under normal circumstances, at least 80% of its Assets in "small and mid cap" companies.

Effective on or about May 1, 2004, the Small/Mid Cap Growth Fund changed its name to the "Mid Cap Growth Fund" and is required to invest, under normal circumstances, at least 80% of its Assets (as defined under Rule 35d-1) in "mid cap" companies. At the time, the Fund ended its non-fundamental investment policy to invest, under normal circumstances, at least 80% of its Assets in "small and mid cap" companies.

Effective on or about May 1, 2004, the International Opportunities Fund changed its name to the "Overseas Equity B Fund" and is required to invest, under normal circumstances, at least 80% of its Assets (as defined under Rule 35d-1) in equity securities.

Effective on or about May 1, 2004, the Emerging Markets Equity Fund changed its name to the "Overseas Equity C Fund" and is required to invest, under normal circumstances, at least 80% of its Assets (as defined under Rule 35d-1) in equity securities. At that time, the Fund ended its non-fundamental investment policy to invest, under normal circumstances, at least 80% of its Assets in equity securities of companies that are linked economically to countries having economies or markets generally considered by the World Bank or United Nations to be emerging or developing.


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(b) The following series of the Trust changed classification from
"non-diversified" to "diversified" (as defined under the Investment Company Act of 1940): Large Cap Growth Fund and Large Cap Growth B Fund.